Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Record Quarter with Strong Gas and Inside Sales

Ankeny, IA, September 9, 2013— Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.43 for the first quarter of fiscal 2014 ended July 31, 2013, compared to $1.01 for the same quarter a year ago. “We are off to an excellent start of the fiscal year driven by strong sales throughout all categories,” said President and CEO Robert J. Myers. “The gasoline category of our business is performing exceptionally well in both sales and margin.”

Gasoline – The Company’s annual goal is to increase same-store gallons sold 1.5% with an average margin of 15 cents per gallon. For the first quarter, same-store gallons sold were up 3.2% with an average margin of 22.1 cents per gallon. “The Company sold 12.6 million renewable fuel credits for $12.9 million during the first three months of the year,” said Myers. “That, along with the sales lift we are experiencing due to our fuel saver program, helped us achieve a 60% increase in gasoline gross profit for the first quarter.” Total gallons sold for the quarter were up 8.2% to 426.5 million gallons.

Grocery and Other Merchandise – Casey’s annual goal is to increase same-store sales 5% with an average margin of 32.3%. For the quarter, same-store sales were up 6.1% with an average margin of 32.7%. “Due to the retail price adjustments made last fiscal year, Casey’s made great strides in increasing our market share for cigarettes compared to the first quarter a year ago,” stated Myers. “Despite the significant price reductions in cigarettes, gross profit increased 7.4% for the total category in the first quarter.” Total sales for the quarter were $423.6 million and gross profit was $138.4 million.

Prepared Food & Fountain – The goal for fiscal 2014 is to increase same-store sales 9% with an average margin of 62.0%. For the first quarter, same-store sales were up 11.9% with an average margin of 61.8%. “The same-store sales increase is primarily due to the continued roll out of pizza delivery, major remodels and 24-hour expansion, along with some retail price increases implemented at the start of the fiscal year,” said Myers. “We did experience a rise in the cost of several input costs, primarily cheese, which adversely impacted the margin relative to the prior year.” Total sales for the category were up 16.5% to $166.2 million, and gross profit increased 13.5% to $102.8 million.

Operating Expenses – For the first quarter, operating expenses were $216 million compared to $189.4 million for the first quarter a year ago, up 14%. “Operating expenses are up primarily due to the various operational initiatives Casey’s has been implementing to drive inside sales, along with the new construction and acquisition activity,” said Myers. “Store-level operating expenses for locations not impacted by the initiatives were up 4.9% for the first quarter.”

Expansion – The Company’s annual goal is to build or acquire 70 to 105 stores and replace 20 existing locations. As of the end of the quarter, the Company opened four new stores and acquired three stores. The Company also completed five replacement stores. “Our pipeline of new store constructions and potential acquisitions is as full as it has been in recent history,” stated Myers. “Our balance sheet remains very strong and we are well positioned to take advantage of opportunities.” The Company currently has 31 new stores and 18 replacement stores under construction, as well as 19 stores under written agreement to acquire.

Dividend – At its September meeting, the Board of Directors declared a quarterly dividend of $0.18 per share. The dividend is payable November 15, 2013 to shareholders of record on November 1, 2013.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended July 31,
	2013	2012
Total revenue	$2,114,749	$1,868,302
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,769,239	1,581,328

Gross profit	345,510	286,974
Operating expenses	215,974	189,399
Depreciation and amortization	30,501	26,536
Interest, net	9,456	8,904

Income before income taxes	89,579	62,135
Federal and state income taxes	33,869	23,104

Net income	$55,710	$39,031

Net income per common share
Basic	$1.45	$1.02

Diluted	$1.43	$1.01

Basic weighted average shares outstanding	38,393,076	38,224,608
Plus effect of stock options and restricted stock	434,809	345,690

Diluted weighted average shares outstanding	38,827,885	38,570,298

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31,	April 30,
	2013	2013
Assets
Current assets
Cash and cash equivalents	$190,947	$41,271
Receivables	25,918	20,900
Inventories	205,674	189,514
Prepaid expenses	2,829	1,396
Deferred income taxes	12,269	9,916
Income taxes receivable	—	9,820

Total current assets	437,637	272,817

Other assets, net of amortization	14,796	14,485
Goodwill	114,791	114,791
Property and equipment, net of accumulated depreciation of $975,829 at July 31, 2013, and of $952,286 at April 30, 2013	1,625,210	1,581,925

Total assets	$2,192,434	$1,984,018

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$59,100
Current maturities of long-term debt	15,880	15,810
Accounts payable	252,544	232,913
Accrued expenses	109,942	89,925
Income taxes payable	18,449	—

Total current liabilities	396,815	397,748

Long-term debt, net of current maturities	803,971	653,081
Deferred income taxes	299,183	293,708
Deferred compensation	15,999	15,787
Other long-term liabilities	22,992	21,399

Total liabilities	1,538,960	1,381,723

Total shareholders’ equity	653,474	602,295

Total liabilities and shareholders’ equity	$2,192,434	$1,984,018

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Three months ended 7/31/13	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,514,874	$423,585	$166,248	$10,042	$2,114,749
Gross profit	$94,316	$138,412	$102,754	$10,028	$345,510
Margin	6.2%	32.7%	61.8%	99.9%	16.3%
Gasoline gallons	426,549
Three months ended 7/31/12
Sales	$1,330,670	$386,129	$142,709	$8,794	$1,868,302
Gross profit	$58,795	$128,834	$90,565	$8,780	$286,974
Margin	4.4%	33.4%	63.5%	99.8%	15.4%
Gasoline gallons	394,055

Gasoline Gallons

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	3.2%
F2013	-0.2	-0.4%	0.6%	1.0%	0.1%
F2012	-2.7	-2.9%	-2.4%	2.5%	-1.5%

Gasoline Margin

(Cents per gallon, excluding credit card fees)

									Fiscal
	Q1		Q2		Q3		Q4		Year
F2014	22.1	¢
F2013	14.9		14.9	¢	13.8	¢	17.0	¢	15.2	¢
F2012	17.2		16.7	¢	13.6	¢	13.7	¢	15.3	¢

Grocery & Other Merchandise

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	6.1%
F2013	2.6	-0.7%	3.2%	-0.2%	0.8%
F2012	6.2	5.8%	6.3%	8.5%	6.7%

Grocery & Other Merchandise

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	32.7%
F2013	33.4	33.4%	31.7%	31.7%	32.6%
F2012	32.5	32.5%	31.8%	33.0%	32.5%

Prepared Food & Fountain

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	11.9%
F2013	10.6	10.1%	11.6%	4.4%	8.6%
F2012	15.3	14.2%	12.6%	16.8%	14.3%

Prepared Food & Fountain

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	61.8%
F2013	63.5	62.5%	60.6%	60.5%	61.8%
F2012	61.2	59.5%	61.2%	60.8%	60.7%

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 10, 2013. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.